Exhibit 10.2

EXECUTION VERSION

PART-TIME EMPLOYMENT AGREEMENT

This Part-Time Employment Agreement (this “Agreement”) is made and entered into as of November 30, 2022 by and between WOODBRIDGE WIND-DOWN ENTITY LLC, a Delaware limited liability company (the “Company”), and MARION W. FONG (the “Employee”).

RECITALS

A.          The Company is engaged in the business of the management and administration of Company assets and the distribution of net proceeds from sales and dispositions thereof to the Woodbridge Liquidation Trust, a Delaware statutory trust (the “Liquidation Trust”), in accordance with the terms of (1) the Limited Liability Company Agreement of the Company, dated as of February 15, 2019 (as it may be amended, modified, supplemented or restated from time to time, the “LLC Agreement”), (2) the Liquidation Trust Agreement, dated February 15, 2019, by and among the Debtors party thereto and Michael Goldberg, as Liquidation Trustee (as it may be amended, modified, supplemented or restated from time to time, the “Trust Agreement”), (3) the First Amended Joint Chapter 11 Plan of Liquidation of Woodbridge Group of Companies, LLC and its Affiliated Debtors, dated August 22, 2018 (as it may be amended, modified, supplemented or restated from time to time, the “Plan”), and (4) the order of the United States Bankruptcy Court for the District of Delaware confirming the Plan, dated October 26, 2018 (the “Order”).

B.           The Company and the Employee are parties to an Employment Agreement, dated as of November 12, 2019, and a First Amendment to Employment Agreement, dated as of September 24, 2020 (collectively, the “Existing Employment Agreement”).

C.          The Company has determined that after December 31, 2022 it will no longer require Employee’s services as a full-time employee and therefore desires to terminate Employee’s employment under the Existing Employment Agreement without Cause (as defined in the Existing Employment Agreement).

D.         The Existing Employment Agreement will continue to govern the Employee’s employment by the Company as the Company’s Chief Financial Officer through December 31, 2022.

E.          Pursuant to, and in accordance with the terms of, the Existing Employment Agreement, the Employee is entitled to receive the Wind-Down Bonus (as defined in the Existing Employment Agreement) and the Retention Bonus (as defined in the Existing Employment Agreement), in each case, subject to the terms of, the Existing Employment Agreement (collectively, the “Bonus Payments”).

F.           On November 30, 2022, Frederick Chin, the Company’s current Chief Executive Officer, delivered a letter to the Board (as defined below) resigning effective December 31, 2022 from all positions he holds with the Company and its direct and indirect subsidiaries, including as Chief Executive Officer of the Company.

G.          The Company and the Employee desire to enter into this Agreement to confirm Employee’s termination of employment under the Existing Employment Agreement effective as of December 31, 2022 and to provide for the part-time, nonexclusive employment of Employee as the Company’s Chief Executive Officer and Chief Financial Officer effective as of January 1, 2023.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

AGREEMENT

1.            Employment.

(a)        The Company and the Employee hereby acknowledge and agree that (i) the Employee’s employment under the Existing Employment Agreement shall terminate as of the close of business on December 31, 2022, (ii) from the date hereof until December 31, 2022, the Existing Employment Agreement will continue to govern the Employee’s employment by the Company as the Company’s Chief Financial Officer and (iii) the Company shall have no further obligations to the Employee under the Existing Employment Agreement after December 31, 2022 except as expressly set forth in sections 3(b) and 4 of this Agreement and, without duplication, with respect to the terms of the Existing Employment Agreement that survive termination pursuant to the terms thereof.

(b)        The Company and the Employee hereby agree to the Employee’s part-time employment hereunder for the period commencing on January 1, 2023 and continuing through December 31, 2023 (the “Part-Time Initial Term”), unless terminated earlier in accordance with Section 6 herein.  Unless terminated on or prior to the expiration of the Part-Time Initial Term in accordance with Section 6 herein, this Agreement will automatically renew at the expiration of the Part-Time Initial Term until terminated in accordance with Section 6 herein (the “Part-Time Extension Term”).  For purposes of this agreement, the “Part-Time Employment Term” shall mean the Part-Time Initial Term and, as applicable, the Part-Time Extension Term.

2.           Position.

(a)        During the Part-Time Employment Term, the Employee shall serve as the Company’s Chief Executive Officer and Chief Financial Officer.  The Employee shall have such duties and authority, commensurate with such senior executive positions and subject to the supervision of the Company’s Board of Managers (as defined in the LLC Agreement) (the “Board”) which are described in the LLC Agreement consistent with the Plan, including the authority to administer the Company in the manner contemplated by the LLC Agreement and the Amended Wind-Down Business Plan approved by the Company’s Board of Managers.

(b)        During the Part-Time Employment Term, the Employee shall devote the necessary amount of business time and efforts on a non-exclusive part-time basis (but not less than thirty hours per week) to the performance of the Employee’s duties hereunder; provided, that nothing herein shall preclude the Employee from (i) providing services to other businesses, whether as an employee of such business, as a consultant or otherwise, (ii) accepting appointment to or serving on the governing body of any other business, including any board of directors, managers, or trustees of any business, charitable, educational organization, (iii) engaging in other charitable, civic, and professional activities, or (iv) engaging in passive investment activities with other business ventures, provided, further, that such activities in the aggregate do not conflict or interfere in any material respect with the performance of the Employee’s duties hereunder.

3.            Compensation.

(a)        During the Part-Time Employment Term, the Company shall pay the Employee a salary of $35,000 per month (prorated, on the basis of a 30-day month, as of the date of termination of this Agreement in the case of any such termination) payable in installments in accordance with the Company’s payroll practices as in effect from time to time (not less frequently than twice per month), subject to applicable deductions and withholding.  The Employee’s monthly salary, as in effect from time to time, is hereinafter referred to as the “Salary.”

(b)        The Parties acknowledge that the Employee is entitled to receipt of the Bonus Payments as provided in the Existing Employment Agreement, which the Parties agree shall be paid to Employee on January 2, 2023 or as soon thereafter as reasonably practicable.  Employee acknowledges and agrees that she will not receive any discretionary bonus for the period commencing January 1, 2022 through the date of her termination under the Existing Employment Agreement.

4.           Employee Benefits.  During the Part-Time Employment Term, the Employee and her eligible dependents shall be entitled to participation in the Company’s health, dental, vision and life insurance coverages (collectively, “Employee Benefits”). Employee shall not accrue any paid vacation during the Part-Time Employment Term.  The Parties acknowledge that any accrued but unused vacation under the Existing Employment Agreement will be paid out to the Employee on January 2, 2023 or as soon thereafter as reasonably practicable.  Employee shall not be eligible for a discretionary bonus during the Part-Time Employment Term.

5.           Business Expenses.  During the Part-Time Employment Term, the Employee shall be reimbursed by the Company for reasonable business expenses incurred by the Employee in the performance of the Employee’s duties hereunder, including expenses for travel and lodging; provided, however, that any request of Employee for reimbursement of business expenses in excess of $2,500 in any calendar month during the Part-Time Employment Term shall require the approval of the Board.

6.           Termination.

(a)        The Employee’s employment hereunder may be terminated by either Party at any time and for any reason on at least thirty (30) days’ advance written notice (other than upon the Employee’s death or upon a termination for Cause, which may be effective immediately).  Any purported termination of employment by the Company or by the Employee (other than due to the Employee’s death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 10(f) hereof.  Upon any termination of the Employee’s employment hereunder the Employee shall be entitled to receive the following: Salary prorated to the effective date of termination and Employee Benefits through the effective date of termination (the “Accrued Rights”).  If, during the Part-Time Initial Term, the Employee’s employment hereunder is terminated by the Company without Cause (as defined below), or if the Employee resigns for Good Reason (as defined below), the Employee shall be entitled to receive a payment of Employee’s then applicable monthly Salary multiplied by the remainder number of months in the Part-Time Initial Term, including any applicable proration as indicated in 3(a) above, (but not any Part-Time Extension Term) in addition to the Accrued Rights.

(b)        For purposes of this Agreement (and notwithstanding any different definition of the term Cause in the LLC Agreement), “Cause” shall mean any of the following grounds for termination of Employee’s employment, in each case as reasonably determined by the Board within 15 days of the  Board becoming aware of the existence of the event or circumstances: (A) fraud, embezzlement, or any act of moral turpitude or willful misconduct on the part of the Employee; (B) conviction of or the entry of a plea of nolo contendere by the Employee for any felony; (C) the willful breach by the Employee of any material term of this Agreement; or (D) the willful failure or refusal by the Employee to perform her reasonably assigned duties to the Company; provided, however, that no act or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company and consistent with the Plan and Wind-Down Business Plan.

(c)        For purposes of this Agreement, “Good Reason” shall mean any of the following which is not corrected by the Company within 15 days after the Company receives written notice from Employee specifying the circumstances and correction sought: (A) any diminution in Employee’s title, duties, authorities, or responsibilities, or actions by the Board without Employee’s consent assigning duties to Employee or otherwise directing actions inconsistent with the Wind-Down Business Plan; (B) any reduction in, or limitation upon, Employee’s Salary or benefits; (C) requiring Employee to relocate her regular office location for the performance of her duties to a location more than thirty (30) miles from such office; or (D) material breach by the Company of any provision of this Agreement or any other agreement between the Company and Employee.

(d)        Notwithstanding any other provision of this Agreement, the provisions of this Section 6 exclusively shall govern the Employee’s rights upon termination of employment with the Company and its affiliates.

(e)        Resignation.  The Employee shall deliver a notice of resignation to the Board on the date a notice of termination is delivered by either Party to the other Party (other than termination for Cause by the Company) pursuant to this Section 6 which resignation shall be effective thirty (30) days after the date such notice of termination is delivered.  Any such notice of resignation shall include Employee’s resignation as Chief Executive Officer and Chief Financial Officer of the Company and any of the Employee’s other positions with the Company or any of its subsidiaries or affiliates.

(f)         Nature of Termination Benefits.  The termination benefits provided under this Section 6 shall not be treated as damages, but rather shall be treated as severance compensation to which Employee is entitled.  Employee shall not be required to mitigate the amount of any payment or benefit provided by seeking other employment or otherwise and there shall be no reduction of or offset against amounts due Employee under this Agreement on account of any remuneration or earnings that Employee may receive from to any other source.

7.            Section 409A.

(a)        The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Employee notifies the Company that the Employee has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such  determination, the Company shall, after consulting with the Employee, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.

(b)        A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)        (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies as in effect from time to time, but in any event shall be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)        For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

8.            Directors and Officers Insurance; Indemnification.

(a)        During the Part-Time Employment Term, the Company shall keep in force for the Employee coverage under a directors and officers liability insurance policy, with such coverage to be at a level no less than that maintained for other officers of the Company and the members of the Board.

(b)        The Company shall indemnify Employee, to the maximum extent permitted under applicable law and as set forth in the applicable organizational instruments governing the Company (including articles of incorporation, bylaws or trust instruments (as such articles, bylaws, or trust instruments may be amended, modified supplemented, or restated from time to time)), against all liabilities, losses, damages, costs, charges, fees (including, without limitation, attorneys’ fees),  and expenses (collectively, “Losses”) incurred, paid or sustained by Employee in connection with any claim, action, suit, or proceeding to which Employee may be made a party, brought directly or derivatively by any third party by reason of any act or omission by Employee as a director, manager or officer of the Company; provided that, Employee shall be liable for (and shall not be entitled to indemnification for) any such Losses incurred by reason of her gross negligence, willful misconduct, or breach of the duty of loyalty, unless and only to the extent that the court in which such claim, action, suit, or proceeding was brought shall have determined upon application that, despite such adjudication but in consideration of all the circumstances of the case, Employee is fairly and reasonably entitled to indemnity for such Losses that such court shall deem proper.  An act or omission taken with the approval of the Bankruptcy Court (a such term is defined in the Plan) or the Board, and not inconsistent therewith, will be conclusively deemed not to constitute gross negligence or willful misconduct.  Employee’s rights under this Section 8 shall be in addition to, not in lieu of, any other rights to indemnification that Employee may have under the Plan, the Company’s organizational documents, applicable law, or otherwise, including, without limitation, from the Liquidation Trust as set forth in Section 5.3.11 of the Plan.

Employee, as an Officer of the Company and as a Wind-Down Indemnified Party (as defined in the Plan), shall be entitled to indemnification as provided in Section 5.3.11 of the Plan, including rights to advancement of indemnifiable expenses.

9.           Governing Law; Jurisdiction.

(a)        This Agreement shall be subject to and governed by the laws of the State of California applicable to contracts made and to be performed therein, without regard to conflict-of-laws principles thereof.

(b)        Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of California located in Los Angeles County or in a Federal court located in Los Angeles, California.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by California law.  Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.

10.          Miscellaneous.

(a)        Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of the Employee by the Company for the period from and after January 1, 2023 and supersedes any prior oral or written communications, agreements and understandings among the parties concerning the specific subject matter hereof, including, without limitation, the Existing Employment Agreement (except as expressly set forth herein).  There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided, however, that any such alteration, modification or amendment shall require the prior approval of (a) the Board and (b) a majority of the members of the Liquidation Trust Supervisory Board (as such term is described in the Trust Agreement).

(b)        No Waiver.  The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)        Severability.  The provisions of this Agreement are severable, and the invalidity, illegality, or unenforceability of any one or more provisions shall not affect the validity, legality, or enforceability of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(d)        Assignment.  This Agreement and all of the Employee’s rights and duties hereunder shall not be assignable or delegable by the Employee.  This Agreement shall be assigned by the Company to, and expressly assumed for the specific, intentional benefit of Employee by, a person or entity that is a successor in interest to all or substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(e)        Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  In the event of the Employee’s death, all amounts payable to the Employee that are then unpaid, including pursuant to Section 6, shall be paid to the Employee’s beneficiary designated by him in writing to the Company or, in the absence of such designation, to her estate.

(f)        Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Woodbridge Wind-Down Entity LLC 201 North Brand Avenue, Unit M, Glendale, CA 91203 Attn: M. Freddie Reiss, Manager
with a copy to:	KTBS Law LLP 1801 Century Park East, 26th Floor Los Angeles, CA 90067-2328 Attn: Michael L. Tuchin
If to the Employee:	To the address in the Company’s files.
(g)        Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)        Interpretation and Construction.  The parties hereto acknowledge that, in connection with negotiating and executing this Agreement, each has had its own counsel and advisors (or has had the opportunity to have its own counsel and advisors) and that each has reviewed and participated in the drafting of this Agreement.  Any rule of construction that requires any ambiguities to be interpreted against the drafter shall not be employed in the interpretation of this Agreement.

(i)         Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)         Survival.  Sections 6 through 10 shall survive the termination or expiration of this Agreement and Employee’s employment with the Company.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

WOODBRIDGE WIND-DOWN ENTITY LLC

By:	/s/ M. Freddie Reiss
	Name:	M. Freddie Reiss
	Title:	Manager

EMPLOYEE

By:	/s/ Marion W. Fong
Marion W. Fong

[SIGNATURE PAGE TO PART-TIME EMPLOYMENT AGREEMENT]